Exhibit 3 page 1 of 3
ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
As of June 30, 2004
(In Thousands)
(Unaudited)

CURRENT ASSETS
Cash and cash equivalents:
Cash	$137,793
Temporary cash investments - at cost,
which approximates market	447,905
Total cash and cash equivalents	585,698
Notes receivable	2,124
Accounts receivable:
Customer	421,896
Allowance for doubtful accounts	(23,729)
Other	279,979
Accrued unbilled revenues	510,036
Total receivables	1,188,182
Deferred fuel costs	274,757
Fuel inventory - at average cost	133,075
Materials and supplies - at average cost	554,218
Deferred nuclear refueling outage costs	133,679
Prepayments and other	143,848
TOTAL	3,015,581

OTHER PROPERTY AND INVESTMENTS
Investment in affiliates - at equity	1,126,916
Decommissioning trust funds	2,343,123
Non-utility property - at cost (less accumulated depreciation)	264,158
Other	96,994
TOTAL	3,831,191

PROPERTY, PLANT AND EQUIPMENT
Electric	28,613,785
Property under capital lease	745,674
Natural gas	249,709
Construction work in progress	1,196,033
Nuclear fuel under capital lease	233,556
Nuclear fuel	293,690
TOTAL PROPERTY, PLANT AND EQUIPMENT	31,332,447
Less - accumulated depreciation and amortization	12,901,165
PROPERTY, PLANT AND EQUIPMENT - NET	18,431,282

DEFERRED DEBITS AND OTHER ASSETS
Regulatory assets:
SFAS 109 regulatory asset - net	808,867
Other regulatory assets	1,399,566
Long-term receivables	42,614
Goodwill	377,172
Other	963,295
TOTAL	3,591,514

TOTAL ASSETS	$28,869,568

Exhibit 3 page 2 of 3
ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY
As of June 30, 2004
(Unaudited)
(In Thousands)

CURRENT LIABILITIES
Currently maturing long-term debt	$161,481
Notes payable	110,348
Accounts payable	834,342
Customer deposits	211,956
Taxes accrued	173,845
Accumulated deferred income taxes	6,278
Nuclear refueling outage costs	14,566
Interest accrued	120,398
Obligations under capital leases	158,931
Other	372,005
TOTAL	2,164,150

NON-CURRENT LIABILITIES
Accumulated deferred income taxes and taxes accrued	5,010,674
Accumulated deferred investment tax credits	409,734
Obligations under capital leases	137,935
Other regulatory liabilities	321,802
Decommissioning and retirement cost liabilities	2,210,771
Transition to competition	79,098
Regulatory reserves	71,935
Accumulated provisions	505,506
Long-term debt	7,586,039
Preferred stock with sinking fund	18,602
Other	1,274,906
TOTAL	17,627,002

Preferred stock without sinking fund	334,337

SHAREHOLDERS' EQUITY
Common stock, $.01 par value, authorized 500,000,000
shares; issued 248,174,087 shares in 2004	2,482
Paid-in capital	4,819,044
Retained earnings	4,768,336
Accumulated other comprehensive income (loss)	(95,201)
Less - treasury stock, at cost (21,391,009 shares in 2004	750,582
TOTAL	8,744,079

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$28,869,568

*Totals may not foot due to rounding.

Exhibit 3 page 3 of 3
ENTERGY CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME For the Six Months Ended June 30, 2004 (Unaudited) (In Thousands)
OPERATING REVENUES
Domestic electric	$3,653,377
Natural gas	121,962
Competitive businesses	961,307
TOTAL	4,736,646

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel-related expenses, and
gas purchased for resale	1,038,495
Purchased power	1,004,959
Nuclear refueling outage expenses	80,706
Other operation and maintenance	1,068,997
Decommissioning	75,446
Taxes other than income taxes	200,585
Depreciation and amortization	426,289
Other regulatory charges (credits) - net	(31,977)
TOTAL	3,863,500

OPERATING INCOME	873,146

OTHER INCOME
Allowance for equity funds used during construction	15,479
Interest and dividend income	54,074
Equity in earnings of unconsolidated equity affiliates	40,107
Miscellaneous - net	18,740
TOTAL	128,400

INTEREST AND OTHER CHARGES
Interest on long-term debt	235,672
Other interest - net	19,778
Allowance for borrowed funds used during construction	(10,124)
TOTAL	245,326

INCOME BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF ACCOUNTING CHANGES	756,220

Income taxes	272,192

INCOME BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGES	484,028

CUMULATIVE EFFECT OF ACCOUNTING
CHANGES (net of income taxes of $93,754)	-

CONSOLIDATED NET INCOME	484,028

Preferred dividend requirements and other	11,685

EARNINGS APPLICABLE TO
COMMON STOCK	$472,343